                                                  EX-99.B(p)cmcode

                             CODE OF ETHICS

                     Waddell & Reed Financial, Inc.
                          Waddell & Reed, Inc.
              Waddell & Reed Investment Management Company
                     Austin, Calvert & Flavin, Inc.
                Fiduciary Trust Company of New Hampshire
                      Waddell & Reed Advisors Funds
                            W & R Funds, Inc.
                        Target/United Funds, Inc.

                                         As Revised:  May 17, 2000

  1. Preface

      Rule 17j-1 of the Investment Company Act of 1940 (the "Act")
      requires registered investment companies and their
      investment advisers and principal underwriters to adopt
      codes of ethics and certain other requirements to prevent
      fraudulent, deceptive and manipulative practices. Each
      investment company in Waddell & Reed Advisors Funds, W & R
      Funds, Inc. and Target/United Funds, Inc. (each a "Fund,"
      and collectively the "Funds") is registered as an open-end management investment company under the Act. Waddell & Reed,
      Inc. ("W&R") is the principal underwriter of each of the
      Funds. Waddell & Reed Investment Management Company
      ("WRIMCO") is the investment adviser of the Funds and may
      also serve as investment adviser to institutional clients
      other than the Funds. Austin, Calvert & Flavin, Inc. ("ACF")
      is a subsidiary of WRIMCO and serves as investment adviser to individuals and institutional clients other than the
      Funds. Fiduciary Trust Company of New Hampshire ("FTC"), is
      a trust company and a subsidiary of W&R; Waddell & Reed
      Financial, Inc. ("WDR") is the public holding company.
      Except as otherwise specified herein, this Code applies to all employees, officers and directors of W&R, WRIMCO, ACF
      and the Funds, (collectively, the "Companies").

      This Code of Ethics (the "Code") is based on the principle that the officers, directors and employees of the Companies have a fiduciary duty to place the interests of their
      respective advisory clients first, to conduct all personal securities transactions consistently with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of their position of trust and
      responsibility, and to conduct their personal securities
      transactions in a manner which does not interfere with the portfolio transactions of any advisory client or otherwise take unfair advantage of their relationship to any advisory client. Persons covered by this Code must adhere to this
      general principle as well as comply with the specific
      provisions of this Code. Technical compliance with this Code will not insulate from scrutiny trades which indicate an
      abuse of an individual's fiduciary duties to any advisory
      client.

      This Code has been approved, and any material change to it must be approved, by each Fund's board of directors,
      including a majority of the Fund's Disinterested directors.

  2. Definitions

      "Access Person" means (i) any employee, director, officer or general partner of a Fund, W&R, WRIMCO or ACF, (ii) any
      director or officer of  FTC or WDR or any employee of any
      company in a control relationship to the Companies who, in the ordinary course of his or her business, makes,
      participates in or obtains information regarding the
      purchase or sale of securities for an advisory client or
      whose principal function or duties relate to the making of any recommendation to an advisory client regarding the
      purchase or sale of securities and (iii) any natural person in a control relationship to the Companies who obtains
      information concerning recommendations made to an advisory client with regard to the purchase or sale of a security. A natural person in a control relationship or an employee of a company in a control relationship does not become an "Access
      Person" simply by virtue of the following:  normally
      assisting in the preparation of public reports, but not
      receiving information about current recommendations or
      trading; or a single instance of obtaining knowledge of
      current recommendations or trading activity, or infrequently and inadvertently obtaining such knowledge. The Legal
      Department, in cooperation with department heads, is
      responsible for determining who are Access Persons.

      "Advisory Client" means any client (including both
      investment companies and managed accounts) for which WRIMCO or ACF serves as an investment adviser, renders investment advice or makes investment decisions.

      A security is "being considered for purchase or sale" when the order to purchase or sell such security has been given to the trading room, or prior thereto when, in the opinion of the portfolio manager or division head, a decision,
      whether or not conditional, has been made (even though not yet implemented) to make the purchase or sale, or when the decision-making process has reached a point where such a
      decision is imminent.

      "Beneficial Ownership" shall be interpreted in the same
      manner as it would be under Rule 16a-1(a)(2) under the
      Securities Exchange Act of 1934 in determining whether a
      person is the beneficial owner of a security for purposes of
      Section 16 of the Securities Exchange Act of 1934. (See
      Appendix A for a more complete description.)

      "Control" shall have the same meaning as that set forth in
      Section 2(a)(9) of the Act.

      "De Minimis Transaction" means a transaction in an equity
      security (or an equivalent security) which is equal to or
      less than 300 shares, or is a fixed-income security (or an equivalent security) which is equal to or less than $15,000 principal amount. Purchases and sales, as the case may be, in the same security or an equivalent security within 30
      days will be aggregated for purposes of determining if the transaction meets the definition of a De Minimis
      Transaction.

      "Disinterested Director" means a director who is not an
      "interested person" within the meaning of Section 2(a)(19)
      of the Act.

      "Equivalent Security" means any security issued by the same entity as the issuer of a subject security, including
      options, rights, warrants, preferred stock, restricted
      stock, phantom stock, bonds and other obligations of that
      company, or security convertible into another security.

      "Immediate Family" of an individual means any of the
      following persons who reside in the same household as the
      individual:

           child               grandparent         son-in-law
           stepchild           spouse              daughter-in-law
           grandchild          sibling             brother-in-law
           parent              mother-in-law       sister-in-law
           stepparent          father-in-law

      Immediate Family includes adoptive relationships and any
      other relationship (whether or not recognized by law) which the Legal Department determines could lead to possible
      conflicts of interest, diversions of corporate opportunity, or appearances of impropriety which this Code is intended to prevent.

      "Investment Personnel" means those employees who provide
      information and advice to a portfolio manager or who help
      execute the portfolio manager's decisions.

      "Large Cap Transaction" means a purchase or sale of
      securities issued by (or equivalent securities with respect
      to) companies with market capitalization of at least $2.5
      billion.

      "Non-Affiliated Director" is a Director that is not an
      affiliated person of W&R.

      "Portfolio Manager" means those employees entrusted with the direct responsibility and authority to make investment
      decisions affecting an Advisory Client.

      "Purchase or sale of a security" includes, without
      limitation, the writing, purchase or exercise of an option to purchase or sell a security, conversions of convertible securities and short sales.

      "Security" shall have the meaning set forth in Section
      2(a)(36) of the Act, except that it shall not include shares of registered open-end investment companies, securities
      issued by the Government of the United States, short-term
      debt securities which are "government securities" within the meaning of Section 2(a)(16) of the Act, bankers'
      acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments, including
      repurchase agreements, and such other money market
      instruments as are designated by the boards of directors of the Companies.

      Security does not include futures contracts or options on
      futures contracts (provided these instruments are not used to indirectly acquire an interest which would be prohibited under this Code), but the purchase and sale of such
      instruments are nevertheless subject to the reporting
      requirements of this Code.

      "Security held or to be acquired" by an Advisory Client
      means (a) any security which, within the most recent 15
      days, (i) is or has been held by an Advisory Client or (ii)
      is being or has been considered for purchase by an Advisory
      Client, and (b) any option to purchase or sell, and any
      security convertible into or exchangeable into, a security described in the preceding clause (a).

  3. Pre-Clearance Requirements

      Except as otherwise specified in this Code, all Access
      Persons, except a Non-Affiliated Director or a member of his or her Immediate Family, shall clear in advance through the
      Legal Department any purchase or sale, direct or indirect, of any Security in which such Access Person has, or by
      reason of such transaction acquires, any direct or indirect
      Beneficial Ownership; provided, however, that an Access
      Person shall not be required to clear transactions effected for securities held in any account over which such Access
      Person does not have any direct or indirect influence or
      control.

      For accounts affiliated with Waddell & Reed, Inc. or any of its affiliates or related companies ("affiliated accounts"),
      WRIMCO must clear in advance purchases of equity securities in initial public offerings only.

      Except as otherwise provided in Section 5, the Legal
      Department will not grant clearance for any purchase by an
      Access Person if the Security is currently being considered for purchase or being purchased by any Advisory Client or
      for sale by an Access Person if currently being considered for sale or being sold by any Advisory Client. If the
      Security proposed to be purchased or sold by the Access
      Person is an option, clearance will not be granted if the
      securities subject to the option are being considered for
      purchase or sale as indicated above. If the Security
      proposed to be purchased or sold is a convertible security, clearance will not be granted if either that security or the securities into which it is convertible are being considered for purchase or sale as indicated above. The Legal
      Department will not grant clearance for any purchase by an affiliated account of any security in an initial public
      offering if an Advisory Client is considering the purchase or has submitted an indication of interest in purchasing
      shares in such initial public offering. For all other
      purchases and sales of securities for affiliated accounts, no clearance is necessary, but such transactions are subject to WRIMCO's Procedures for Aggregation of Orders for
      Advisory Clients, as amended from time to time.

      The Legal Department may refuse to preclear a transaction if it deems the transaction to involve a conflict of interest, possible diversion of corporate opportunity, or an
      appearance of impropriety.

      Clearance is effective, unless earlier revoked, until the
      earlier of (1) the close of business on the fifth trading
      day, beginning on and including the day on which such
      clearance was granted, or (2) such time as the Access Person learns that the information provided to the Legal Department in such Access Person's request for clearance is not
      accurate. If an Access Person places an order for a
      transaction within the five trading days but such order is not executed within the five trading days (e.g., a limit
      order), clearance need not be reobtained unless the person who placed the original order amends such order in any way.
      Clearance may be revoked at any time and is deemed revoked if, subsequent to receipt of clearance, the Access Person
      has knowledge that a Security to which the clearance relates is being considered for purchase or sale by an Advisory
      Client

  4. Exempted Transactions

      The pre-clearance requirements in Section 3 and the
      prohibited actions and transactions in Section 5 of this
      Code shall not apply to:

      (a)  Purchases or sales which are non-volitional on the part of either the Access Person or the Advisory Client.
           This exemption includes accounts managed by WRIMCO, on
           a discretionary basis, that are deemed to be
           beneficially owned by an Access Person.

      (b)  Purchases which are part of an automatic dividend
           reinvestment plan.

      (c)  Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its
           securities, to the extent such rights were acquired
           from such issuer, and sales of such rights so acquired.

      (d)  Transactions in securities of WDR; however, individuals subject to the Insider Trading Policy remain subject to
           such policy. (See Appendix B).

      (e)  Purchases or sales by a Non-Affiliated Director or a
           member of his or her Immediate Family.

  5. Prohibited Actions and Transactions

      Clearance will not be granted under Section 3 with respect to the following prohibited actions and transactions.
      Engaging in any such actions or transactions by Access
      Persons will result in sanctions, including, but not limited to, the sanctions expressly provided for in this Section.

      (a)  Except with respect to Large Cap Transactions,
           Investment Personnel and Portfolio Managers shall not
           acquire any security for any account in which such
           Investment Personnel or Portfolio Manager has a
           beneficial interest, excluding the Funds, in an initial
           public offering of that security.

      (b)  Except with respect to Large Cap Transactions, Access
           Persons shall not execute a securities transaction on a
           day during which an Advisory Client has a pending buy
           or sell order in that same security or an equivalent
           security until that order is executed or withdrawn. An
           Access Person shall disgorge any profits realized on
           trades within such period.

      (c)  Except for De Minimis Transactions and Large Cap
           Transactions, a Portfolio Manager shall not buy or sell
           a Security within seven (7) trading days before or
           after an Advisory Client that the Portfolio Manager
           manages trades in that Security or an equivalent
           security. A Portfolio Manager shall disgorge any
           profits realized on such trades within such period.

      (d)  Except for De Minimis Transactions and Large Cap
           Transactions, Investment Personnel and Portfolio
           Managers shall not profit in the purchase or sale, or
           sale and purchase, of the same (or equivalent)
           securities within sixty (60) calendar days. The Legal
           Department will review all such short-term trading by
           Investment Personnel and Portfolio Managers and may, in
           its sole discretion, allow exceptions when it has
           determined that an exception would be equitable and
           that no abuse is involved. Investment Personnel and
           Portfolio Managers profiting from a transaction shall
           disgorge any profits realized on such transaction. This
           section shall not apply to options on securities used
           for hedging purposes for securities held longer than
           sixty (60) days.

      (e)  Except with respect to Large Cap Transactions,
           Investment Personnel and Portfolio Managers shall not
           acquire a security in a private placement, absent prior
           authorization from the Legal Department. The Legal
           Department will not grant clearance for the acquisition
           of a security in a private placement if it is
           determined that the investment opportunity should be
           reserved for an Advisory Client or that the opportunity
           to acquire the security is being offered to the
           individual requesting clearance by virtue of such
           individual's position with the Companies. An individual
           who has been granted clearance to acquire securities in
           a private placement shall disclose such investment when
           participating in an Advisory Client's subsequent
           consideration of an investment in the issuer. A
           subsequent decision by an Advisory Client to purchase
           such a security shall be subject to independent review
           by Investment Personnel with no personal interest in
           the issuer.

      (f)  An Access Person shall not execute a securities
           transaction while in possession of material non-public
           information regarding the security or its issuer.

      (g)  An Access Person shall not execute a securities
           transaction which is intended to result in market
           manipulation, including but not limited to, a
           transaction intended to raise, lower, or maintain the
           price of any security or to create a false
           appearance(s) of active trading.

      (h)  Except with respect to Large Cap Transactions, an
           Access Person shall not execute a securities
           transaction involving the purchase or sale of a
           security at a time when such Access Person intends, or
           knows of another's intention, to purchase or sell that
           security (or an equivalent security) on behalf of an
           Advisory Client. This prohibition would apply whether
           the transaction is in the same (e.g., two purchases) or
           the opposite (a purchase and sale) direction as the
           transaction of the Advisory Client.

      (i)  An Access Person shall not cause or attempt to cause
           any Advisory Client to purchase, sell, or hold any
           security in a manner calculated to create any personal
           benefit to such Access Person or his or her Immediate
           Family. If an Access Person or his or her Immediate
           Family stands to materially benefit from an investment
           decision for an Advisory Client that the Access Person
           is recommending or in which the Access Person is
           participating, the Access Person shall disclose to the
           persons with authority to make investment decisions for
           the Advisory Client, any beneficial interest that the
           Access Person or his or her Immediate Family has in
           such security or an equivalent security, or in the
           issuer thereof, where the decision could create a
           material benefit to the Access Person or his or her
           Immediate Family or result in the appearance of
           impropriety.

      (j)  Investment Personnel and Portfolio Managers shall not accept from any person or entity that does or proposes
           to do business with or on behalf of an Advisory Client
           a gift or other thing of more than de minimis value or
           any other form of advantage. The solicitation or giving
           of such gifts by Investment Personnel and Portfolio
           Managers is also prohibited. For purposes of this
           subparagraph, "de minimis" means $75 or less if
           received in the ordinary course of business.

      (k)  Investment Personnel and Portfolio Managers shall not serve on the board of directors of publicly traded
           companies, absent prior authorization from the Legal
           Department. The Legal Department will grant
           authorization only if it is determined that the board
           service would be consistent with the interests of any
           Advisory Client. In the event board service is
           authorized, such individuals serving as directors shall
           be isolated from those making investment decisions
           through procedures designed to safeguard against
           potential conflicts of interest, such as a Chinese Wall
           policy or investment restrictions.

  6. Reporting by Access Persons

      (a)  Each Access Person, except a Non-Affiliated Director or a member of his or her Immediate Family, shall require
           a broker-dealer or bank effecting a transaction in any
           security in which such Access Person has, or by reason
           of such transaction acquires, any direct or indirect
           Beneficial Ownership in the security to timely send
           duplicate copies of each confirmation for each
           securities transaction and periodic account statement
           for each brokerage account in which such Access Person
           has a beneficial interest to Waddell & Reed, Inc.,
           Attention: Legal Department.

      (b)  Each Access Person, except a Non-Affiliated Director or a member of his or her Immediate Family, shall report
           to the Legal Department no later than 10 days after the
           end of each calendar quarter the information described
           below with respect to transactions during the quarter
           in any security in which such Access Person has, or by
           reason of such transaction acquired, any direct or
           indirect Beneficial Ownership in the security and with
           respect to any account established by the Access Person
           in which securities were held during the quarter for
           the direct or indirect benefit of the Access Person;
           provided, however, that an Access Person shall not be
           required to make a report with respect to transactions
           effected for or securities held in any account over
           which such Access Person does not have any direct or
           indirect influence or control:

           (i)  The date of the transaction, the name, the
                interest rate and maturity date (if applicable),
                the number of shares and the principal amount of
                the security;

           (ii) The nature of the transaction (i.e., purchase,
                sale or any other type of acquisition or
                disposition);

           (iii)The price at which the transaction was effected;

           (iv) The name of the broker, dealer or bank with or
                through whom the transaction was effected and,
                with respect to an account described above in this
                paragraph, with whom the Access Person established
                the account;

           (v)  The date the account was established; and

           (vi) The date the report is submitted.

      (c)  Upon commencement of employment, or, if later, at the time he or she becomes an Access Person each such
           Access Person, except a Non-Affiliated Director or a
           member of his or her Immediate Family, shall provide
           the Legal Department with a report that discloses:

           (i)  The name, number of shares and principal amount of
                each security in which the Access Person had any
                direct or indirect Beneficial Ownership when he or
                she became an Access Person;

           (ii) The name of any broker, dealer or bank with which
                the Access Person maintained an account in which
                securities were held for the direct or indirect
                benefit of the Access Person as of the date he or
                she became an Access Person; and

           (iii)     The date of the report.

           Annually thereafter, each Access Person, except a Non-
           Affiliated Director or a member of his or her Immediate
           Family, shall provide the Legal Department with a
           report that discloses the following information
           (current as of a date no more than 30 days before the
           report is submitted):

           (i)  The name, number of shares and principal amount of
                each security in which the Access Person had any
                direct or indirect Beneficial Ownership;

           (ii) The name of any broker, dealer or bank with which
                the Access Person maintains an account in which
                securities were held for the direct or indirect
                benefit of the Access Person; and

           (iii)     The date the report is submitted.

           However, an Access Person shall not be required to make
           a report with respect to securities held in any account
           over which such Access Person does not have any direct
           or indirect influence or control.

           In addition, each Access Person, except a Non-
           Affiliated Director or a member of his or her Immediate
           Family, shall annually certify in writing that all
           transactions in any security in which such Access
           Person has, or by reason of such transaction has
           acquired, any direct or indirect Beneficial Ownership
           have been reported to the Legal Department. If an
           Access Person had no transactions during the year, such
           Access Person shall so advise the Legal Department.

      (d)  A Non-Affiliated Director or a member of his or her
           Immediate Family need only report a transaction in a
           security if such director, at the time of that
           transaction, knew or, in the ordinary course of
           fulfilling his or her official duties as a director,
           should have known that, during the 15-day period
           immediately preceding the date of the transaction by
           the director, such security was purchased or sold by an
           Advisory Client or was being considered for purchase or
           sale by an Advisory Client.

      (e)  In connection with a report, recommendation or decision of an Access Person to purchase or sell a security, the
           Companies may, in their discretion, require such Access
           Person to disclose his or her direct or indirect
           Beneficial Ownership of such security. Any such report
           may contain a statement that the report shall not be
           construed as an admission by the person making such
           report that he or she has any direct or indirect
           Beneficial Ownership in the security to which the
           report relates.

      (f)  The Legal Department shall identify all Access Persons who are required to make reports under this section and
           shall notify those persons of their reporting
           obligations hereunder. The Legal Department shall
           review, or determine other appropriate personnel to
           review, the reports submitted under this section.

  7. Reports to Board

      At least annually, each Fund, WRIMCO and W&R shall provide the Fund's board of directors, and the board of directors
      shall consider, a written report that:

      (a) Describes any issues arising under this Code or the
          related procedures instituted to prevent violation of
          this Code since the last report to the board of
          directors, including, but not limited to, information
          about material violations of this Code or such
          procedures and sanctions imposed in response to such
          violations; and

      (b) Certifies that the Fund, WRIMCO and W&R, as applicable, have adopted procedures reasonably necessary to prevent
          Access Persons from violating this Code.

          In addition to the written report otherwise required by
          this section, all material violations of this Code and
          any sanctions imposed with respect thereto shall be
          periodically reported to the board of directors of the
          Fund with respect to whose securities the violation
          occurred.

    8. Confidentiality of Transactions and Information

      Every Access Person shall treat as confidential information the fact that a security is being considered for purchase or sale by an Advisory Client, the contents of any research
      report, recommendation or decision, whether at the
      preliminary or final level, and the holdings of an Advisory
      Client and shall not disclose any such confidential
      information without prior consent from the Legal Department.
      Notwithstanding the foregoing, with respect to a Fund, the holdings of the Fund shall not be considered confidential
      after such holdings by the Fund have been disclosed in a
      public report to shareholders or to the Securities and
      Exchange Commission.

      Access Persons shall not disclose any such confidential
      information to any person except those employees and
      directors who need such information to carry out the duties of their position with the Companies.

    9. Sanctions

      Upon discovering a violation of this Code, the Companies may impose such sanctions as it deems appropriate, including,
      without limitation, a letter of censure or suspension or
      termination of the employment of the violator.

    10.    Certification of Compliance

      Each Access Person, except a Non-Affiliated Director and
      members of his or her Immediate Family, shall annually
      certify that he or she has read and understands this Code
      and recognizes that he or she is subject hereto.

                    Appendix A to the Code of Ethics

                         "Beneficial Ownership"

      For purposes of this Code, "Beneficial Ownership" is
      interpreted in the same manner as it would be under Rule
      16a-1(a)(2) of the Securities Exchange Act of 1934 in
      determining whether a person is the beneficial owner of a
      security for purposes of Section 16 of the Securities
      Exchange Act of 1934. In general, a "beneficial owner" of a security is any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or
      otherwise, has or shares any direct or indirect pecuniary
      interest in the security. The Companies will interpret
      Beneficial Ownership in a broad sense.

      The existence of Beneficial Ownership is clear in certain
      situations, such as:  securities held in street name by
      brokers for an Access Person's account, bearer securities
      held by an Access Person, securities held by custodians,
      pledged securities, and securities held by relatives or
      others for an Access Person. An Access Person is also
      considered the beneficial owner of securities held by
      certain family members. The SEC has indicated that an
      individual is considered the beneficial owner of securities owned by such individual's Immediate Family. The relative's ownership of the securities may be direct (i.e., in the name of the relative) or indirect.

      An Access Person is deemed to have Beneficial Ownership of securities owned by a trust of which the Access Person is
      the settlor, trustee or beneficiary, securities owned by an estate of which the Access Person is the executor or
      administrator, legatee or beneficiary, securities owned by a partnership of which the Access Person is a partner, and
      securities of a corporation of which the Access Person is a director, officer or shareholder.

      An Access Person must comply with the provisions of this
      Code with respect to all securities in which such Access
      Person has a Beneficial Ownership.  If an Access Person is
      in doubt as to whether she or he has a Beneficial Ownership interest in a security, the Access Person should report the ownership interest to the Legal Department. An Access Person may disclaim Beneficial Ownership as to any security on
      required reports.

                               APPENDIX B

                   POLICY STATEMENT ON INSIDER TRADING
                            December 8, 1994

      I.   Prohibition on Insider Trading

           All employees, officers, directors and other persons
      associated with the Companies as a term of their employment or association are forbidden to misuse in violation of
      Federal securities laws or other applicable laws material
      nonpublic information.

           This prohibition covers transactions for one's own
           benefit and also for the benefit of or on behalf of
           others, including the investment companies in the
           United Group of Mutual Funds, Waddell & Reed Funds,
           Inc. and Target/United Funds, Inc. (the "Funds") or
           other investment Advisory Clients. The prohibition also
           covers the unlawful dissemination of such information
           to others. Such conduct is frequently referred to as
           "insider trading". The policy of the Companies applies
           to every officer, director, employee and associated
           person of the Companies and extends to activities
           within and outside their duties at the Companies. The
           prohibition is in addition to the other policies and
           requirements under the Companies' Code of Ethics and
           other policies issued from time to time. It applies to
           transactions in any securities, including publicly
           traded securities of affiliated companies (e.g.,
           Waddell & Reed Financial, Inc. [1])

           This Policy Statement is intended to inform personnel
           of the issues so as to enable them to avoid taking
           action that may be unlawful or to seek clearance and
           guidance from the Legal Department when in doubt. It is
           not the purpose of this Policy Statement to give
           precise and definitive rules which will relate to every
           situation, but rather to furnish enough information so
           that subject persons may avoid unintentional violations
           and seek guidance when necessary.

           All employees, officers and directors of the Companies
           will be furnished with or have access to a copy of this
           Policy Statement. Any questions regarding the policies
           or procedures described herein should be referred to
           the Legal Department. To the extent that inquiry of
           employees reveals that this Policy Statement is not
           self-explanatory or is likely to be substantively
           misunderstood, appropriate personnel will conduct
           individual or group meetings from time to time to
           assure that policies and procedures described herein
           are understood.

      [1]Reporting transactions in affiliated corporation securities is in addition to and does not replace the obligation of
      certain senior officers to file reports with the Securities and Exchange Commission.

           The term "insider trading" is not defined in the
           Federal securities laws, but generally is used to refer
           to the use of material nonpublic information to trade
           in securities (whether or not one is an "insider") or
           to communications of material nonpublic information to
           others. In addition, there is no definitive and precise
           law as to what constitutes material nonpublic
           information or its unlawful use. The law in these areas
           has been developed through court decisions primarily
           interpreting basic anti-fraud provisions of the Federal
           securities laws. There is no statutory definition, only
           statutory sanctions and procedural requirements.

           While the law concerning insider trading is not static,
           it is generally understood that the law is as follows:

           (a)  It is unlawful for any person, directly or
                indirectly, to purchase, sell or cause the
                purchase or sale of any security, either
                personally or on behalf of or for the benefit of
                others, while in the possession of material,
                nonpublic information relating thereto, if such
                person knows or recklessly disregards that such
                information has been obtained wrongfully, or that
                such purchase or sale would constitute a wrongful
                use of such information. The law relates to
                trading by an insider while in possession of
                material nonpublic information or trading by a
                non-insider while in possession of material
                nonpublic information, where the information
                either was disclosed to the non-insider in
                violation of an insider's duty to keep it
                confidential or was misappropriated.

           (b)  It is unlawful for any person involved in any
                transaction which would violate the foregoing to
                communicate material nonpublic information to
                others (or initiate a chain of communication to
                others) who purchase or sell the subject security
                if such sale or purchase is reasonably
                foreseeable.

           The major elements of insider trading and the penalties
           for such unlawful conduct are discussed below. If,
           after reviewing this Policy Statement, you have any
           questions, you should consult the Legal Department.

           1.   Who is an Insider?  The concept of "insider" is
                broad. It includes officers, directors and
                employees of the company in possession of
                nonpublic information. In addition, a person can
                be a "temporary insider" if he or she enters into
                a special confidential relationship in the conduct
                of the company's affairs and as a result is given
                access to information solely for the company's
                purposes. A temporary insider can include, among
                others, a company's attorneys, accountants,
                consultants, bank lending officers, and certain of
                the employees of such organizations. In addition,
                the Companies may become a temporary insider of a
                company it advises or for which it performs
                services.

           2.   What is Material Information?  Trading on inside
                information is not a basis for liability unless
                the information is material. "Material
                information" includes information that a
                reasonable investor would be likely to consider
                important in making an investment decision,
                information that is reasonably certain to have a
                substantial effect on the price of a company's
                securities if publicly known, or information which
                would significantly alter the total mix of
                information available to shareholders of a
                company. Information that one may consider
                material includes information regarding dividends,
                earnings, estimates of earnings, changes in
                previously released earnings estimates, merger or
                acquisition proposals or agreements, major
                litigation, liquidation problems, new products or
                discoveries and extraordinary management
                developments. Material information is not just
                information that emanates from the issuer of the
                security, but includes market information such as
                the intent of someone to commence a tender offer
                for the securities, a favorable or critical
                article in an important financial publication or
                information relating to a Fund's buying program.

           3.   What is Nonpublic Information?  Information is
                nonpublic until it has been effectively
                communicated to the marketplace and is available
                to investors generally. One must be able to point
                to some fact to show that the information is
                generally public. For example, information found
                in a report filed with the SEC, or appearing in
                The Wall Street Journal or other publications of
                general circulation would be considered public.

           4.   When is a Person in Possession of Information?
                Once a person has possession of material nonpublic
                information, he or she may not buy or sell the
                subject security, even though the person is
                prompted by entirely different reasons to make the
                transaction, if such person knows or recklessly
                disregards that such information was wrongfully
                obtained or will be wrongfully used. Advisory
                personnel's normal analytical conclusions, no
                matter how thorough and convincing, can
                temporarily be of no use if the analyst has
                material nonpublic information, which he knows or
                recklessly disregards is information which was
                wrongfully obtained or would be wrongfully used.

           5.   When Is Information Wrongfully Obtained or
                Wrongfully Used?  Wrongfully obtained connotes the
                idea of gaining the information from some unlawful
                activity such as theft, bribery or industrial
                espionage. It is not necessary that the subject
                person gained the information through his or her
                own actions. Wrongfully obtained includes
                information gained from another person with
                knowledge that the information was so obtained  or
                with reckless disregard that the information was
                so obtained. Wrongful use of information concerns
                circumstances where the person gained the
                information properly, often to be used properly,
                but instead using it in violation of some express
                or implied duty of confidentiality. An example
                would be the personal use of information
                concerning Funds' trades. The employee may need to
                know a Fund's pending transaction and may even
                have directed it, but it would be unlawful to use
                this information in his or her own transaction or
                to reveal it to someone he or she believes may
                personally use it.

           6.   When Is Communicating Information (Tipping)
                Unlawful?  It is unlawful for a person who,
                although not trading himself or herself,
                communicates material nonpublic information to
                those who make an unlawful transaction if the
                transaction is reasonably foreseeable. The reason
                for tipping the information is not relevant. The
                tipper's motivation is not of concern, but it is
                relevant whether the tipper knew the information
                was unlawfully obtained or was being unlawfully
                used. For example, if an employee tips a friend
                about a large pending trade of a Fund, why he or
                she did so is not relevant, but it is relevant
                that he or she had a duty not to communicate such
                information. It is unlawful for a tippee to trade
                while in possession of material nonpublic
                information if he or she knew or recklessly
                ignored that the information was wrongfully
                obtained or wrongfully communicated to him or her
                directly or through a chain of communicators.

      II.  Penalties for Insider Trading

           Penalties for unlawful trading or communication of
           material nonpublic information are severe, both for
           individuals involved in such unlawful conduct and their
           employers. A person can be subject to some or all the
           penalties below even if he or she does not personally
           benefit from the violation. Penalties include civil
           injunctions, treble damages, disgorgement of profits,
           jail sentences, fines for the person who committed the
           violation and fines for the employer or other
           controlling person. In addition, any violation of this
           Policy Statement can be expected to result in serious
           sanctions by any or all of the Companies, including,
           but not limited to, dismissal of the persons involved.

      III. Monitoring of Insider Trading

           The following are some of the procedures which have
           been established to aid the officers, directors and
           employees of the Companies in avoiding insider trading,
           and to aid the Companies in preventing, detecting and
           imposing sanctions against insider trading. Every
           officer, director and employee of the Companies must
           follow these procedures or risk serious sanctions,
           including dismissal, substantial liability and criminal
           penalties. If you have any questions about these
           procedures, you should consult the Legal Department.

           A.   Identifying Inside Information

                Before trading for yourself or others in the
                securities of a company about which you may have
                potential inside information, ask yourself the
                following questions:

                (1)  Is the information material?  Is this
                     information that an investor would consider
                     important in making his or her investment
                     decisions?  Is this information that would
                     substantially affect the market price of
                     securities if generally disclosed?

                (2)  Is the information nonpublic?  To whom has
                     this information been provided?  Has the
                     information been effectively communicated to
                     the marketplace by being published in a
                     publication of general circulation?

                (3)  Do you know or have any reason to believe the
                     information was wrongfully obtained or may be
                     wrongfully used?

                If after consideration of the above, you believe
                that the information is material and nonpublic and
                may have been wrongfully obtained or may be
                wrongfully used, or if you have questions as to
                whether the information is material or nonpublic
                or may have been wrongfully obtained or may be
                wrongfully used, you should take the following
                steps:

                (1)  Report the matter immediately to the Legal
                     Department.

                (2)  Do not purchase or sell the securities on
                     behalf of yourself or others.